Exhibit 3.02(i)

CERTIFICATE OF MERGER

OF

REBUS SUB, INC.,

WITH AND INTO

INSPYR THERAPEUTICS, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), the undersigned corporation hereby certifies that:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation

Inspyr Therapeutics, Inc.	Delaware

Rebus Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of September 27, 2021 (the “Merger Agreement”), by and among Inspyr Therapeutics, Inc., Rebus Holdings, Inc., and Rebus Sub, Inc., has been approved, adopted, executed, and acknowledged by each of the constituent corporations in accordance with Sections 251(c) and 251(g) of the DGCL (and, with respect to Rebus Sub, Inc., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: The name of the surviving corporation is Inspyr Therapeutics, Inc.

FOURTH: The certificate of incorporation of the surviving corporation as in effect immediately prior to the merger shall be amended and restated in its entirety at the effective time of the merger as set forth in ANNEX A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the surviving corporation at the following address:

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: This Certificate of Merger shall become effective on October 5, 2021 at 5:00 p.m. Eastern Time.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on the 27th day of September, 2021.

INSPYR THERAPEUTICS, INC.

By:
Name:	Raul Silvestre
Title:	President

Annex A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INSPYR THERAPEUTICS, INC.

ARTICLE I

The name of this Corporation is Inspyr Therapeutics, Inc. (this “Corporation”).

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware, county of Kent, 19904 and the name of its registered agent is COGENCY GLOBAL INC.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of common stock having the par value of $0.0001 per share (“Common Stock”). A holder of shares of Common Stock shall be entitled to one vote for each and every share of Common Stock standing in such holder’s name in the books of the Corporation.

ARTICLE V

The number of directors shall be fixed from time to time exclusively by the Board of Directors of the Corporation pursuant to a resolution adopted by a majority of the directors then in office.

Each director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, disability or removal.

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article VII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Rebus Holdings, Inc. (or any successor thereto by merger), by the same vote as is required by the DGCL and/or this Certificate of Incorporation.